Exhibit 99.1

Oceaneering Announces First Quarter 2011 Earnings

— Reports EPS Above Guidance

— Lowers Estimated Annual Tax Rate

— Raises 2011 EPS Guidance Range to $3.65 to $3.90

April 27, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported first quarter earnings for the period ended March 31, 2011. On revenue of $470.4 million, Oceaneering generated net income of $42.1 million, or $0.77 per share. During the corresponding period in 2010, Oceaneering reported revenue of $435.2 million and net income of $39.2 million, or $0.71 per share.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec. 31,
	2011	2010	2010
Revenue	$470,420	$435,170	$501,298
Gross Margin	98,801	99,705	117,493
Operating Income	61,067	62,329	73,742
Net Income	$42,070	$39,243	$47,794

Diluted Earnings Per Share	$0.77	$0.71	$0.88

Year over year, quarterly earnings per share (EPS) improved primarily as a result of a lower tax rate. Subsea Products and Inspection operating income were higher but not enough to offset lower operating income from our other business segments. Sequentially, quarterly EPS declined as anticipated due to a substantial reduction in operating income from Subsea Projects and lower profit contributions from Subsea Products and ROV.

T. Jay Collins, President and Chief Executive Officer, stated, “For the quarter, our EPS was above the top end of our $0.65 to $0.70 guidance range. We achieved operating income slightly better than forecasted from all of our oilfield business segments and lowered our estimated annual tax rate from 34.5% to 31.5%. Our reduced tax rate reflects our intent to reinvest in international operations, therefore, we are no longer providing for U.S. taxes on certain of our foreign earnings.

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“Year over year, Subsea Products operating income improved by $12 million, over 75%, on the strength of higher umbilical plant throughput and an increase in Installation, Workover, and Control System (IWOCS) service sales. At the end of the quarter we acquired Norse Cutting & Abandonment AS for approximately $56 million. This acquisition increases our subsea tooling product line and enhances our ability to participate as a subcontractor in the plug, abandonment, and decommissioning of production platforms and subsea wellheads. Our Subsea Products backlog at quarter-end was $382 million, essentially flat with the end of 2010 and up $44 million from the end of March 2010.

“Inspection operating income, compared to the first quarter of last year, increased due to higher international service sales.

“Our outlook for 2011 overall remains positive and we now believe it is highly likely that we will achieve record EPS for the year. We are raising our 2011 EPS guidance from the range $3.45 to $3.75 to a range of $3.65 to $3.90 to account for our lower estimated tax rate, first quarter operating results, and revised outlooks for Subsea Projects and Subsea Products.

“We now forecast Subsea Projects to have lower operating income than previously anticipated. It appears that our previous projection of demand for our services in the U.S. Gulf of Mexico (GOM) to perform installation projects and inspection, maintenance, and repair work during the remaining three quarters of 2011 was too high. The extent to which this demand actually materializes is a major factor that will influence our 2011 results. At this time, we are not revising our outlook for ROVs as we anticipate strong international demand will offset weak non-drill support demand in the GOM.

“We now project Subsea Products to perform better on the strength of higher tooling and IWOCS service sales. As a result, we anticipate Subsea Products operating income will be higher in 2011 than 2010.

“For the second quarter of 2011, we expect improvements in demand for all of our oilfield business segments. We are forecasting EPS of $0.90 to $1.00.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At the end of the quarter we had $187 million of cash and $300 million available under our revolving credit facility. For 2011 we anticipate generating at least $435 million of EBITDA.

“Looking beyond 2011, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: estimated annual 2011 tax rate; intent to reinvest in international operations and no longer provide for U.S. taxes on certain of its foreign earnings; overall 2011 outlook; belief that it likely will achieve record EPS for 2011; 2011 EPS guidance range of $3.65 to $3.90; forecast for Subsea Projects to have lower results than previously anticipated; assessment that its previous projection of demand for its services in the GOM to perform installation projects and inspection, maintenance, and repair work during the remaining three quarters of 2011 was too high; belief that its 2011 results will be influenced by the extent to which aforementioned demand actually materializes;

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anticipation that strong international demand for ROVs will offset weak non-drill support demand in the GOM; projection that Subsea Products will perform better on the strength of anticipated higher tooling and IWOCS service sales; anticipation of higher Subsea Products’ operating income in 2011 than 2010; expected improvements in demand for all of its oilfield business segments for the second quarter of 2011; second quarter 2011 forecasted EPS range of $0.90 to $1.00; expectation that its liquidity and projected cash flow will provide ample resources to invest in the company’s growth; anticipation of generating, during 2011, at least $435 million of EBITDA; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; the timing, pace, and level of floating drilling rig activity in the U.S. Gulf of Mexico during 2011; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, April 28, 2011 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1080

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2011	Dec. 31, 2010
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $186,861 and $245,219)	$956,715	$983,502
Net Property and Equipment	835,839	786,373
Other Assets	301,036	260,631

TOTAL ASSETS	$2,093,590	$2,030,506

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$429,701	$439,856
Long-term Debt	—	—
Other Long-term Liabilities	208,144	200,435
Shareholders’ Equity	1,455,745	1,390,215

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,093,590	$2,030,506

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010
	(in thousands, except per share amounts)

Revenue	$470,420	$435,170	$501,298
Cost of services and products	371,619	335,465	383,805

Gross Profit	98,801	99,705	117,493
Selling, general and administrative expense	37,734	37,376	43,751

Income from Operations	61,067	62,329	73,742
Interest income	167	103	243
Interest expense	(147)	(1,641)	(374)
Equity earnings of unconsolidated affiliates, net	470	565	361
Other income (expense), net	(141)	(982)	(1,171)

Income before Income Taxes	61,416	60,374	72,801
Provision for income taxes	19,346	21,131	25,007

Net Income	$42,070	$39,243	$47,794

Net Income Attributable to Diluted Common Shares	$42,070	$39,061	$47,643
Weighted Average Number of Diluted Common Shares	54,501	55,224	54,331
Diluted Earnings per Share	$0.77	$0.71	$0.88

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010
		($ in thousands)
Remotely Operated Vehicles	Revenue	$164,328	$158,947	$171,754
	Gross Profit	$55,408	$61,763	$60,466
	Operating income	$47,406	$53,736	$48,938
	Operating margin	29%	34%	28%
	Days available	23,274	22,398	23,517
	Utilization	71%	75%	73%

Subsea Products	Revenue	$157,318	$111,403	$152,747
	Gross Profit	$41,787	$28,285	$45,812
	Operating income	$27,683	$15,655	$31,787
	Operating margin	18%	14%	21%
	Backlog	$382,000	$338,000	$384,000

Subsea Projects	Revenue	$37,569	$57,824	$62,949
	Gross Profit	$5,331	$9,315	$14,882
	Operating income	$3,036	$7,058	$12,438
	Operating margin	8%	12%	20%

Inspection	Revenue	$58,350	$50,506	$57,420
	Gross Profit	$9,397	$8,745	$10,086
	Operating income	$5,880	$4,720	$5,796
	Operating margin	10%	9%	10%

Advanced Technologies	Revenue	$52,855	$56,490	$56,428
	Gross Profit	$6,313	$7,902	$6,438
	Operating income	$2,517	$4,264	$2,470
	Operating margin	5%	8%	4%

Unallocated Expenses	Gross Profit	$(19,435)	$(16,305)	$(20,191)
	Operating income	$(25,455)	$(23,104)	$(27,687)

TOTAL	Revenue	$470,420	$435,170	$501,298
	Gross Profit	$98,801	$99,705	$117,493
	Operating income	$61,067	$62,329	$73,742
	Operating margin	13%	14%	15%
SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$109,492	$36,199	$42,929
	Depreciation and amortization	$35,437	$39,033	$39,468

The above should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on

Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended
	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010
	(in thousands)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Net Income	$42,070	$39,243	$47,794
Depreciation and Amortization	35,437	39,033	39,468

Subtotal	77,507	78,276	87,262

Interest (Income)/Expense, Net	(20)	1,538	131
Provision for Income Taxes	19,346	21,131	25,007

EBITDA	$96,833	$100,945	$112,400

	2011 Estimates
	Low	High
	(in thousands)

Net Income	$200,000	$215,000
Depreciation and Amortization	145,000	150,000

Subtotal	345,000	365,000
Interest (Income)/Expense, Net	0	0
Provision for Income Taxes	90,000	100,000

EBITDA	$435,000	$465,000